Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 13 day of June, 2016 (the "Effective Date") between Cardiff International, Inc., a Florida corporation (the "Company"), and Dr. Rollan Roberts II a resident of the State of Florida ("executive").

RECITALS

A.        Executive has served in various executive capacities with other companies over the past several years and has extensive managerial and administrative experience and possesses skills vital to the Company's continued growth and prosperity.

B.        Company desires Executive to serve as an employee of the Company in order to ensure the continued growth and success of the business of the Company.

C.       The parties wish to set forth herein the terms and conditions on which employee will serve as an Executive of the Company.

The parties agree as follows:

1. Agreement: Position. Subject to the terms and conditions of this Agreement, during the term of this Agreement the Company agrees to employ Executive who acknowledges and agrees to be employed by the Company and to serve the Company as the Chief Operating Officer/Senior Vice President of the Company. Executive's title may not be changed during the term of this Agreement without Board approval.

2. Duties of Executive:

2.l    As Chief Operating Officer/Senior Vice President of the Company, Executive will have day-to-day responsibility for management of the Company and will be responsible to the Company's President/CEO and Board of Directors (the "Board"). He will serve as Chief Operating Officer/Senior Vice President of the Company, reporting directly to the President/ CEO, with duties and authority as are customary for such role:

2.2    The Executive as chief operating officer (COO) will oversee the design, enhancement, implementation, reporting, and oversight of the firm's capital infusions raising money from private equity investment groups, individual investors, and limited partners that have the ability to invest in Cardiff directly and/or to invest in one or all of Cardiff subsidiaries and participate in current acquisition activity and sourcing.

2.3    The Executive will work as a key member of the firm's leadership team, the Executive will take a leadership role in the company's growth, building, implementing, and work in conjunction with the Chairman and CEO regarding Investor relations, systems, processes, workflows, and procedures. The Executive will also pay a critical role in helping to shape and guide the future growth and development of the organization participating in sourcing acquisitions, acquisition activities, due diligence, and subsidiary company's ongoing oversight.

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The COO/SVP role requires the following qualifications which the Executive acknowledges, represents to possess and is willing to bring to the Company:

•	Leadership & Management
•	Abilities to oversee Company
•	Possess a passion to help team members and shareholders
•	Goal-oriented, task driven
•	Ability to work independently
•	Reliability
•	Strong process and planning orientation
•	Supports the CEO in contributing to the business and strategic plan
•	Manages relationships with external resource providers
•	10 years of business management experience across a range of business disciplines

These qualities and duties include but are not limited to all operations, activations, marketing & sales, customer care, provisioning, and information officer functions appropriate to Executive's employee status.

Executive agrees that Executive's duties may be changed by the Board and that Executive will cooperate with the Board and will serve the Company in such other capacities and with such other duties and responsibilities as are typically accorded to the position of COO/SVP.

3. Other Duties and Obligations. In addition to performing the duties and the Services described in Section 2, Executive further agrees with the Company that, during the term of this Agreement:

(a)    Executive will comply with and be bound by the operating policies, procedures, standards, regulations and practices of the Company that are in effect during Executive's employment with the Company. Executive will provide an activity report detailing contacts, contact information, proposals, written correspondence, written presentations, and any pertinent information concerning the Company, its direction, effects and outcome.

(b)    Executive will be generally available and readily accessible to Company personnel by telephone, e-mail and facsimile at all reasonable times.

(c)    Executive will not: (i) engage in any unethical, dishonest, fraudulent or felonious criminal behavior; (ii) intentionally or deliberately cause or attempt to cause an injury to the Company; or (iii) steal, convert, misappropriate or wrongfully and willfully use or disclose any proprietary information, technology or trade secret of the Company as it relates to company business, relationships and activities.

4. Working Facilities. Executive can elect to work out of his home office. The Company reserves the right to require the Executive at some point in the future to work out of the Company corporate headquarters.

5. Representations of Executive. Executive represents and warrants to the Company that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which Executive is a party or by which Executive is bound. Executive will devote substantially time and attention toward the fulfillment and execution of all assigned duties. Executive may devote such time and attention as needed to other business activities such as personal investments, independent consulting, board memberships, and advisory roles. Such other business activities will not unreasonably interfere with your assigned duties.

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6. Salary, Bonus and Benefits.

6.1    The Board shall make all decisions related to Executive's base salary and the payment of bonuses, if any. Executive's Annual Base Salary and other compensation will be reviewed by the Board at least annually.

(a)	Base Salarv. During the Service Term, the Company will pay Executive a base salary (the "Annual Base Salary") as the Board may designate from time to time. The initial Annual Base Salary shall be at the rate of $120,000 per annum in accordance with the Company's customary payroll practices payable bi monthly (minus all applicable withholdings). Executive's Annual Base Salary for any partial year will be prorated based upon the number of days elapsed in such year. The Annual Base Salary may be increased (but not decreased) from time to time during the Service Term by the Board based upon the Company's and Executive's performance.

(b)	Executive acknowledges the Company is a start-up business and may not be in a position to pay Executive & Shareholder their full monthly salary until the Company is in a financial position to do so and hereby agrees Executive's salary will accrue until such time and further agrees to accept company stock in lieu of any difference in monthly salary owed to Executive.

(c)	Bonus Plan; Stock Options; Equity Awards. Executive shall be eligible to receive a yet to be determined annual bonus in accordance with Company bonus policy to be established by the Board from time to time (the "Annual Bonus"). The Annual Bonus, if any, will be determined by the Board based upon the Company's annual achievement of financial performance goals and other annual objectives as determined by the Board in good faith for each calendar year of the Company.

6.2    Signing Bonus. In addition , contingent upon successfully completing 90 days of initial employment (the vesting period) Executive will receive l Preferred C Share of company stock as a signing bonus. Each share of Series C Preferred Stock is convertible at the option of the company in whole only upon the company filing an "Approved Company Registration Statement/or Secondary Public Offering" at which time it will convert into one hundred thousand shares of Common Stock.

6.3    Stock. Executive will be entitled to 600,000 shares of common stock as a key officer employment incentive to be earned and vested on a pro rata basis at 25,000 shares per month for twenty-four (24) months.

6.4    Stock Options. Executive shall be granted during the original term of this agreement stock options for a minimum of 300,000 shares of the Company's common stock at an option price of 50% of the current last ten (10) day stock average per share.

6.5    Additional Benefits. Executive and, to the extent eligible, his dependents, shall be entitled to participate in and receive all benefits under any welfare or pension benefit plans and programs made available in the future to the Company's senior level executives or to its employees generally (including, without limitation, medical , disability and life insurance programs, accidental death and dismemberment protection, leave and participation in retirement plans and deferred compensation plans), subject, however, to the generally applicable eligibility and other provisions of the various plans and programs and laws and regulations in effect from time to time.

6.6    Expenses. All reasonable and necessary expenses incurred by Executive in connection with Executive's performance of the Services shall be reimbursed provided that such expenses are; (a) in accordance with the Company's policies, as determined from time to time by the Board; and (b) properly documented and accounted for.

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6.7    Upon termination all compensation earned including salary, annual bonuses, stock , stock options and benefits including vacation time will be pro-rata based upon last date of employment.

6.8.    Executive will be entitled to four (4) weeks' vacation per year.

7. Term and Termination.

7.1    Term of Agreement. Unless this Agreement is earlier terminated in accordance with the provision of this Section 7, the term of this Agreement will commence on the Effective Date, and will continue until the date that is two (2) years after the Effective Date (the "Initial Term".) Thereafter, this Agreement shall automatically be renewed for a two-year period ("Renewal Term") unless either party provides the other party with written notice of termination of this Agreement not later than thirty (30) days from the end of the then current term of the Agreement. The expiration of this Agreement at the end of the Initial Term or the then current Renewal term is hereinafter called the "Expiration Date".

7.2    Events of Termination. Executive's employment with the Company will terminate immediately upon any one of the following occurrences:

(a)    the giving of a written notice by the Company to Executive other than pursuant to Section 7.1 stating that Executive's employment with the Company is being terminated without Cause, which notice may be given by the Company at any time at the sole discretion of the Company ("Termination Without Cause");

(b)    the Company's termination of Executive's employment hereunder due to Executive's death or Executive's becoming "Disabled" as defined in Section 7.4 below ("Termination for Death or Disability");

(c)    any resignation by Executive of his employment with the Company or any other voluntary termination or abandonment by Executive of his employment with the Company other than as provided in Section 7.1 ("Voluntary Termination"); or

(d)    the Company's termination of Executive's employment hereunder for "Cause" as defined in Section 8.4 below ("Termination for Cause").

7.3    "Disabled" Defined. For purposes of this Agreement, Executive will be deemed to be "Disabled" if Executive is unable to perform the Services hereunder for more than 90 days during any consecutive 120 - day period because of Executive's illness or physical or mental disability, or incapacity , as determined by the Board, in consultation with a licensed physician mutually agreeable to the Board and Executive & Shareholder.

7.4    Date of Termination. the effective date of Executive's termination pursuance to Section 7.2 (a), (b), (c) or (d), is referred to herein as the "Termination Date."

8. Effect of Termination.

8.1    Termination Without Cause. In the event of the termination of Executive's employment pursuant to Section 5.2(a) prior to the end of the then current term of this Agreement, Company will pay Executive the compensation and benefits otherwise payable to Executive under Section 6 for a three-month period following termination.

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8.2     Termination for Death or Disability. In the event of any termination of Executive's employment pursuant to Sections 6.2(b), the Company will pay Executive the compensation and benefits otherwise payable to Executive under Section 6 through the Termination Date. Executive's rights under the Company's benefit plans for general application in which Executive then participates, will be determined under the provision of such plans. All options vested as of the Termination Date shall be exercisable to the extent set forth in the option agreement. Executive will be entitled to no other payment or compensation upon any such termination.

8.3    Voluntary Termination. In the event of the termination of Executive's employment pursuant to Section 5.2(c), company will pay Executive no additional compensation or benefits and Executive shall forfeit all unexercised stock options.

8.4    Termination for Cause. In the event of termination of Executive's employment pursuance to Section 6.2(d), the Company will pay the Executive compensation and benefits otherwise payable to Executive through the date of termination and Executive shall forfeit all unexercised stock options

9. Noncompetition, Trade Secrets, Etc. Executive hereby acknowledges that during his employment by the Company, Executive will have access to confidential information and business and professional contacts. In consideration of Executive's employment and the special and unique opportunities afforded by Company to Executive as a result of Executive's employment, the Executive hereby agrees as follows:

9.1    Non-Competition. For so long as Executive remains an Executive of the Company and for the Restricted Period (as defined in subsection 9.3 below) after the termination of employment with Company, as such period may be extended as hereinafter set forth,

Executive shall not directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, Executive, consultant or otherwise) or be financially interested in any business which is involved in business activities which are the same as or in direct competition with business activities carried on by Company, or being definitively planned by Company at the time of the termination of Executive's employment.) Nothing contained in this Subsection 9.1 shall prevent Executive from holding for investment up to three percent (3%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

9.2    Non-Solicitation. For so long as Executive remains an Executive of the Company and for a period of twelve months after the termination of employment with Company for any reason, Executive shall not directly or indirectly (as a principal, shareholder, partner, director, officer, agent, Executive, consultant or otherwise) induce or attempt to influence any Executive, customer, independent contractor or supplier of Company to terminate employment or any other relationship with Company.

9.3    Restricted Period Defined; Executive shall not directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, Executive, consultant or otherwise) or be financially interested in any business which is involved in business activities which are the same as or in direct competition with business activities carried on by Company, or being definitively planned by Company at the time of the termination of Executive's employment) for a period of 12 months.

9.4    Non-Disclosure. Executive Shareholder shall not use for Executive's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than company, any "Confidential Information," which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or oth_er knowledge or processes of, or developed by, Company or any other confidential information relating to or dealing with the business operations or activities of Comp any , made known to Executive Shareholder or learned or acquired by Executive while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or the general public. The foregoing provisions of this Subsection (b) shall apply during and after the period when Executive is an Executive of the Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company's interest in confidential information, trade secrets, and the like. At the termination of Executive's employment with Company, Executive shall return to the Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.

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9.5    Remedies.

(a)    Executive acknowledges that the restrictions contained in the foregoing Subsections 9.1 through 9.4, are reasonable and necessary to protect the legitimate interests of the Company, that their enforcement will not impose a hardship on Executive or significantly impair Executive's ability to earn a livelihood , and that any violation thereof would result in irreparable injuries to Company. Executive therefore acknowledges that, in the event of Executive's violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

(b)    If any of the restrictions specified in Subsections 9.1 or 9.2 above should be adjudged unreasonable in any proceeding, then such restrictions shall be modified so that they may be enforced for such time and in such area as is adjudged to be reasonable.

(c)    If Executive violates any of the restrictions contained in Subsection 9.1, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of Company.

10. Miscellaneous.

10.1    Severability. If any provision of this Agreement is found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision t the extent that it is found to be invalid or unenforceable. Such provision will, to the extent allowable by law and the preceding sentence, not be voided or canceled but will instead be modified by such arbitrator or court so that it becomes enforceable and, as modified , will be enforced as any other provision hereof, all the other provision continuing in full force and effect.

10.2    No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligation or agreements will in no way affect the right to require such performance or compliance at any time thereafter. The waiver of either party of a breach of any provision hereof will not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

10.3    Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time.

10.4    Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to employment of Executive with the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

10.5    Amendment; Waiver. No provision of this Agreement may be modified, waived, terminated or amended except by a written instrument executed by the parties hereto. No waiver of a breach of any provision of this Agreement shall constitute a waiver of any subsequent breach of the same or other provisions hereof.

10.6    Notices. All notices and other communications required or permitted under this Agreement will be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt of hand delivered fifteen (15) days after mailing--if sent by mail, or by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

Employer:	Cardiff International, Inc.
401 East Las Olas
Suite 1400
Fort Lauderdale, FL 33301

Executive:	Dr. Rollan Roberts II
6123 Metrowest Blvd.
Orlando, FL 32835

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10.7    Successors and Assigns. This Agreement will be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

10.8    Headings. The headings contained in this Agreement are for reference purposes only and will in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, and the masculine gender includes both male and female referents and the word "or" is used in the inclusive sense.

10.9    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

10.10   Survival. The provisions within this agreement will survive the termination or expiration of this Agreement as a continuing agreement of the Company and Executive.

10.11   Governing Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

Executive	Cardiff International, Inc.

/s/ Dr. Rollan Roberts II	/s/ Alex H. Cunningham
Dr. Rollan Roberts II	Alex H. Cunningham
President & CEO

Date: May 27, 2016	Date: May 27, 2016

Witness: _______________________

Date:___________

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